Exhibit 99.B(p)(16)

CODE OF ETHICS

GENERAL PRINCIPLES

Bridgewater Associates, Inc., (the “Company”) places the utmost importance on ethical conduct. We demand that our employees (including all officers and directors) comply not only with the letter of all relevant securities laws, rules and regulations, but also that they act in accordance with our overriding fiduciary duty to place the interests of our Clients ahead of our own.  In order to achieve this objective, the Company has adopted this Code of Ethics (“Code”). This Code, in conjunction with the Company’s Compliance Policies and Procedures Manual, establish rules of business conduct and procedures for both the Company and its employees.  All Company employees must under all circumstances act in the best interests of our Clients, in compliance with the Code and the Compliance Policies and Procedures Manual, and avoid any situation that might interfere with those interests.  By the adoption of this Code, the Company reaffirms both for itself and its employees a commitment to the highest ideals of honesty, integrity and openness.

Rule 206 and 207 of the Investment Adviser’s Act of 1940 (the “Act”) makes it unlawful for any employee in connection with the purchase or sale of a security:

1.     To employ any device, scheme or artifice to defraud the Client;

2.     To make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.     To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or

4.     To engage in any manipulative practice with respect to the Client.

Rule 204A-1 of the Act and Rule 17j-1 of the Investment Company Act of 1940 require that all registered investment advisers adopt a code of ethics.

Every employee shall be required to certify in writing on an annual basis that:

1.             They have received, read and understood the Code and recognize that they are subject thereto.

2.             They have complied with all requirements of the Code, including the reporting of all personal securities transactions and holdings required hereunder as well as any known violations hereof.

In connection with their personal securities transactions, employees should (1) always place the interests of our Clients first, including the principal that all investment opportunities must first be offered to Clients; (2) ensure that all such transactions are conducted in a manner that is consistent with this Code and so as to avoid any actual or potential conflict of interest; and (3) not take inappropriate advantage of their position.

The primary focus of the Code is on the protection of material non-public information, the personal securities trading of employees (including investments in initial public offerings or private placements), gifts, outside activities, the reporting of violations and enforcement of the Code and record keeping.  It is not, nor is it intended to be an exhaustive or comprehensive explanation of the rules, regulations and standards under which the Company and its employees operate.  Therefore, if you have any questions in regard to the applicability of the provisions of this Code, you are encouraged to consult with the Chief Compliance Officer.

I.      PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

All material, non-public information regarding the Company’s clients and its securities recommendations is confidential.  The Company has adopted rigorous measures to restrict access to material, non-public information to only those employees who need to know such information in order to perform their duties.

Information may only be disclosed in a manner that is consistent with Company policy and the Client’s direction.  Other than in the performance of investment management duties for a Client, and then only as reasonable and necessary and in the best interest of the Client; an employee may not, directly or indirectly, use, divulge, disclose or in any way communicate information including, but not limited to, status as a Client, the transactions executed for a Client, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information received from a Client and the terms of the agreements entered into with a Client.  Inclusion of a Client name on published Client lists and other necessary or desired exceptions to this policy require written approval of the Chief Compliance Officer or the Legal and Compliance Department.

II.    PERSONAL SECURITIES TRADING

Subject to certain exceptions as set forth below, all employees must submit holdings and transaction reports for all Reportable Securities in which they have a direct or indirect Beneficial Ownership.  A person is deemed to have Beneficial Ownership of a security if it has beneficial ownership for purposes of Rule 16A-1(a)(2) of the Securities Exchange Act of 1934 (the “Securities Act”), including but not limited to a security owned by them or a member of their immediate family sharing the same household.  (See Attachment A for a more complete definition of the term “Beneficial Ownership”).

The reporting requirements established by this Section do not apply with respect to transactions effected pursuant to an automatic investment plan or to securities held in accounts over which the person has no direct or indirect influence or control.

Reportable Securities consist of all securities as defined in section 2A of the Securities Act with the exception of the following:

1.     Direct obligations of the United States Government.

2.     Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

3.     Shares issued by money market funds.

4.     Shares issued by open-end funds, except to the extent the Company acts as an investment adviser to such fund.

5.     Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, except to the extent the Company acts as an investment adviser to such fund.

A.    Initial and Annual Holdings Reports.

Not more than ten (10) days after commencement of employment and not less than annually thereafter, all employees must submit to the Chief Compliance Officer a securities holding report.  This report must contain the following information:

1.     The title and type of security, where applicable the exchange symbol ticker or CUSIP number, the number of shares and principal amount of each Reportable Security.

2.     The name of any broker, dealer or bank with which the employee maintains an account in which Reportable Securities are held for their direct or indirect benefit.

3.     The date the report is submitted.

B.    Quarterly Transaction Reports.

All employees must arrange to have duplicate confirmation reports submitted directly to the Chief Compliance Officer with respect to any securities transaction involving a Reportable Securities.  This confirmation report must contain the following information:

1.     The date of the transaction, the title of the security, where applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved.

2.     The nature of the transaction, e.g., purchase, sale or other.

3.     The price of the security.

Not later than thirty (30) days after the end of each calendar quarter, all employees must submit to the Chief Compliance Officer a dated statement confirming that any securities transaction involving a Reportable Security that they participated in during such calendar quarter was reported via this duplicate confirmation requirement.

C.       Initial Public Offerings and Private Placements.

No employee shall acquire any Beneficial Ownership in any securities in an initial public offering for their personal account without the prior written approval of the Chief Compliance Officer, who has been provided by such employee with full written details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a Client) and has concluded after consultation with other investment advisory personnel of the Company that a Client has no foreseeable interest in purchasing such securities.

No employee shall acquire, directly or indirectly, Beneficial Ownership of any securities in a private placement without the prior written approval of the Chief    Compliance Officer, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of the Client) and has concluded after consultation with other investment advisory personnel of the Company that a Client has no foreseeable interest in purchasing such securities.

D.            Interested Transactions

No employee shall recommend any securities transaction for a Client without having disclosed their interest, if any, in such securities or the issuer thereof, including without limitation:

a.     any direct or indirect Beneficial Ownership of any securities of such issuer;

b.     any contemplated transaction by such person in such securities,

c.     any position with such issuer or its affiliates; and

d.     any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

E.             Pre-clearance

No employee may, directly or indirectly, acquire or dispose of Beneficial Ownership of any Reportable Security where the amount of the transaction involved is in excess of

(a)   $50,000.00 or more to the extent that the Security is

i.              a fixed income security of investment grade with an outstanding issue size of $100,000,000.00 or more, or

ii.             an equity security traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Quotation System, or

(b)  $10,000.00 as to all other Reportable Securities

unless (1) such transaction has been approved in writing by the Chief Compliance Officer (2) the approved transaction is completed by the close of business on the second trading day after approval is received and (3) the Chief Compliance Officer has not rescinded such approval prior to execution of the transaction.

F.             Insider Trading Policy

The Insider Trading and Securities Fraud Enforcement Act of 1988 imposes specific requirements on investment advisers with respect to insider trading and other misuses of material nonpublic information.  See Attachment B for Insider Trading Policy.

III.           VIOLATIONS

It is the responsibility of every Company employee to immediately report to the Chief Compliance Officer any information they may have regarding a suspected violation of this Code, or of any state or federal securities laws.  Such information may be reported on an anonymous basis if so desired.  Threatening, harassing or retaliating against any employee that has reported a suspected violation will be deemed a per se violation of this Code.

Penalties for any violation of this Code may include, but shall not be limited to, a requirement that any trade or trades made in violation of the Code be cancelled, that any profits arising out of such trade or trades be disgorged, that positions be sold at a loss, a reprimand of the employee, a monetary fine, suspension or termination of employment, civil referral to the SEC or criminal referral.

IV.   RECORDKEEPING

The following records shall be maintained by the Company in an easily accessible place at its principal office for a period of not less than five (5) years:

1.     A copy of the current Code, together with any prior versions thereof that were in effect at any time during the preceding five (5) year period.

2.     A record of any violation of the Code, together with any action taken as a result of such violation.

3.     A copy of the written acknowledgement from all employees confirming their receipt of a copy of the Code, together with any amendments thereto.

4.     A list of all current employees, as well as all employees employed by the Company during the previous five (5) years and a record of who was responsible for reviewing the reports filed by such employees.

5.     A copy of each report or information submitted in lieu thereof required pursuant to Article II A and B hereof.

6.     A record of any decision, and the reasons supporting such decision, to approve the acquisition of any Initial Public Offering or Private Placement by any employee.

No less than annually, the Chief Compliance Officer must submit to the Company’s Board of Directors, as well as the Board of Directors of any fund to which the Company is an adviser or sub-adviser, a written report that describes any issues arising under the Code since the date of the last report, including, but not limited to, information regarding material violations of the Code or procedures and sanctions imposed in response to such material violations, and a certification that the Company has adopted procedures reasonably necessary to prevent its employees from violating the Code.

V.    MISCELLANOUS

Gifts

No employee shall receive any gift or other things of more than de minimus value from any person or entity that does business with or on behalf of Bridgewater.  Employees are prohibited from soliciting gifts of any size under any circumstances.  Any gifts received by any employee that might violate this Code must be promptly reported to the Chief Compliance Officer.

Unless approved by the President of the Company, no employee shall give any gift with a value in excess of $250.00 per year to a Client or to persons who do business with, regulate, advise or render professional services to the Company.

Customary business meals and entertainment (e.g., sporting events, etc.) shall not be deemed to be gifts for purposes of this provision.

Service as a Director

No employee shall serve on the Board of Directors of any publicly traded company without prior authorization by the Chief Compliance Officer based upon a determination that such board service would be consistent with the interests of our Clients.

Confidentiality

All information obtained from any employee hereunder shall be kept in strict confidence, except that reports of securities transactions submitted hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

Other Laws and Statement of Policy

Nothing contained in this Code shall be interpreted as relieving any employee from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Company.

Matters involving the Chief Compliance Officer

The Chief Operating Officer of the Company shall serve in lieu of the Chief Compliance Officer with respect to any matters involving the Chief Compliance Officer that are not specifically related to his or her duties as such officer.

Attachment A

The term “beneficial ownership” as used in the attached Code of Ethics (the “Code”) is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Rule”), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that an employee has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

The term “pecuniary interest” in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an “indirect pecuniary interest” within the meaning of the Rule in any securities held by members of the person’s immediate family sharing the same household, the term “immediate family” including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function, a person’s right to dividends that is separated or separable from the underlying securities, a person’s interest in securities held by certain trusts and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term “derivative security being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity portfolio.

Attachment B

Insider Trading Policy

This statement represents the policy of Bridgewater with respect to the receipt and use of material nonpublic information.  As an essential part of your work, many of you may have access to material nonpublic information.  Those of you who possess such information hold a special position of trust and confidence toward it.

Court and SEC administrative decisions interpreting the antifraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or selectively to disclose such information to others who may trade.  Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the company.  Although there are exceptions to these prohibitions, these exceptions are limited.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace.  As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications.

“Material” information is any information about a company or the market that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade.

Material nonpublic information might be inadvertently disclosed to you.  You should refrain from trading while in possession of that information unless you first determine that the information is either public, nonmaterial, or both.  You should also refrain from disclosing the information to others, such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reason

CERTIFICATION

I certify that I have read the Code of Ethics and agree to be bound by its terms, including the timely disclosure and reporting of all non-exempt personal security transactions.

Signed

Print Name

Date: